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Exhibit 3.7

                           WANG LABORATORIES, INC.

                         Certificate of Elimination

                                     of

                      11% Exchangeable Preferred Stock

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      Wang Laboratories, Inc., a Delaware corporation (the "Corporation), pursuant to authority conferred upon the Board of Directors of the Corporation by the Corporation's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"), certifies that the Board of Directors of the Corporation, by action at a meeting duly called and held on January 31, 1996 in accordance with Section 141(b) of the Delaware Corporation Law, duly adopted the following resolution:

RESOLVED:   That contemporaneously with the closing of the transactions contemplated by the Purchase Agreement dated as of February 21, 1996 among the Corporation, Lehman Brothers Inc., BT Securities
            Corporation and Salomon Brothers Inc., the Corporation be and hereby is authorized to repurchase all of the outstanding shares of the Corporation's 11% Exchangeable Preferred Stock (the "11%
            Preferred Stock"); that immediately following such closing and repurchase, no shares of the 11% Preferred Stock will be outstanding and no shares of 11% Preferred Stock will be issued pursuant to the Amended and Restated Certificate of Designation previously filed with respect to such 11% Preferred Stock (the
            "11% Certificate of Designation"); and that following such closing, the proper officers of the Corporation be and hereby are authorized and directed in the name and on behalf of the Corporation to execute and file a certificate with the Secretary of State of the State of Delaware pursuant to Section 151(g) of the Delaware Corporation law (the "Certificate of Elimination") setting forth the text of this resolution; and that upon the filing and effectiveness of such Certificate of Elimination all matters set forth in the 11% Certificate of Designation shall be deemed to have been eliminated from the Certificate of Incorporation, and 3,660,000 shares of 11% Preferred Stock previously designated as 11% Preferred Stock shall resume their status as undesignated shares of Preferred Stock, $0.01 par value per share, of the Corporation, available for future issuance by the








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            Corporation in accordance with the Certificate of Incorporation and the Delaware Corporation Law.


      IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be affixed hereto and this Certificate to be signed by its Vice President and Treasurer this 27th day of February, 1996.

                              WANG LABORATORIES, INC.




                              By:/s/ Richard L. Buckingham
                                 --------------------------------
                                     Richard L. Buckingham
                                     Vice President and Treasurer